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                                                                 EXHIBIT 10.24.a


AMENDMENT TO LEASE  entered into as of March 19, 1997, between BA Leasing and
                    Capital Corporation, a California corporation with its principal office at 555 California Street, 4th Floor,
                    San Francisco, California 94104 ("Lessor") and IMAGE ENTERTAINMENT, a California corporation, with its principal office at 9333 Oso Avenue, Chatsworth, California 91311 ("Lessee") with reference to the following:

     A. Lessor and Lessee have entered into a Lease Intended as Security dated as of March 19, 1997 (the "Lease"); all defined terms therein not otherwise defined herein being used with their meanings as defined therein); and

     B. Lessor and Lessee now desire to amend the Lease as hereinafter set forth:

          NOW, THEREFORE, the parties hereto agree as follows:

1. Section B of the Appendix No. 1 entitled "Purchase Price; Conditions Precedent" is amended to paragraph 3 as follows: "3. Advances. Lessor agrees,
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during the Utilization Period, to advance funds for the purchase of a Unit before its Delivery Date ("Advances") if, with respect to each Advance, (a) Lessee executes and delivers to Lessor, no later than three days before the date of such advance, a Request for Advance substantially in the form of Exhibit D to the Lease Agreement (an "Advance Request") and (b) the conditions specified in Paragraph B.2 (except clauses (a) and (b) thereof) are satisfied. "Advance Rent" will accrue on each Advance and be payable as set forth below. If Lessee fails to accept, pursuant to Section 1.3 of the Lease Agreement, any Unit for which Lessor advances funds as set forth above, Lessee shall on demand of Lessor purchase the Unit from Lessor for the amount of the funds advanced by Lessor or which Lessor may be obligated to advance and any other costs or obligations incurred by Lessor in connection therewith, plus all accrued and unpaid Advance Rent with respect to a Unit to the date of purchase of the Unit by Lessee from Lessor"; and

2. Section E of the Appendix No. 1 entitled "Rent" is amended to insert new paragraph 1 as follows: "1. Advance Rent. Advance Rent shall accrue from, and
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including, the date of any Advance with respect to a Unit pursuant to an Advance
Request to, but excluding, its Funding Date. Advance Rent shall be computed on the amount of such advance at a rate per annum equal to 2.5 percentage points in excess of the LIBOR, as defined below, in effect on the date the funds are advanced by Lessor as reported in Telerate System Page 3750 (or any successor page).

     Advance Rent is determined, in part, on the basis of a 360-day year and actual days elapsed which results in a higher rent than if a 365-day year is used. Advance Rent is due and payable when billed by Lessor."

Except as is herein specifically amended, all of the terms, covenants, and provisions of the Lease remain in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
Lease as of the day and year written above.

BA LEASING & CAPITAL CORPORATION            IMAGE ENTERTAINMENT, INC.

By:    /s/ KIM LEE                          By:    /s/ JEFF M. FRAMER
       -------------------------                   -----------------------
Title: Vice President                       Title: Chief Financial Officer

Address:   555 California Street            Address:  9333 Oso Avenue
           4th Floor                                  Chatsworth, CA  91311
           San Francisco, CA  94104
           Attn:  Contract Administration
Telecopier No.:  415/765-7373               Telecopier No.:  818/407-9331

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